Exhibit 5.1

Dentons Canada LLP 20th Floor, 250 Howe Street Vancouver, BC, Canada V6C 3R8 dentons.com

May 28, 2021	File No.: 556686-2

Lions Gate Entertainment Corp. 2700 Colorado Avenue Santa Monica, CA

Dear Sirs/Mesdames:

Re:	Lions Gate Entertainment Corp. – Registration Statement on Form S-3

We have acted as Canadian counsel to Lions Gate Entertainment Corp., a corporation organized under the laws of the Province of British Columbia, Canada (the “Corporation”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”) in connection with the registration under the Act of Class B Non-Voting shares without par value in the capital of the Corporation (“Class B Shares”).

The Registration Statement relates to the resale from time to time by the Selling Securityholders of up to an aggregate of 500,000 Class B Shares (“Warrant Shares”) issuable on exercise of the Warrants (defined below) consisting of:

(a) 40,783 Warrant Shares issuable upon the exercise of a warrant of the Corporation (the “Whirlwind Warrant”) granted under a stock warrant agreement (the “Whirlwind Agreement”) dated April 2, 2021 between the Corporation and Whirlwind Entertainment Group, Inc. (“Whirlwind”); and

(b) 459,217 Warrant Shares issuable upon the exercise of a warrant of the Corporation (the “Pilgrim Warrant” and, together with the Whirlwind Warrant, the “Warrant”) granted under a stock warrant agreement (the “Pilgrim Agreement” and, together with the Whirlwind Agreement, the “Warrant Agreements”) dated April 2, 2021 between the Corporation and Pilgrim Media Group Holdings, LLC (“Pilgrim” and, together with Whirlwind, the “Selling Securityholders”).

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Registration Statement;

2.	the articles, the notice of articles and the certificate of amalgamation of the Corporation (the “Constating Documents”);

Page 2	dentons.com

3.	the Warrant Agreements; and

4.	resolutions of the directors of the Corporation with respect to the Warrant Agreements and the issuance of the Warrant Shares dated February 2, 2021 (the “Authorizing Resolutions”

(collectively, the “Transaction Documents”).

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated May 28, 2021 issued pursuant to the Business Corporations Act (British Columbia) relating to the Corporation (the “Certificate of Good Standing”); and

2.

a certificate signed by the Executive Vice-President and Associate General Counsel of the Corporation addressed to our firm, certifying certain additional corporate information of a factual nature and attaching the Authorizing Resolutions (the “Officer’s Certificate”).

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

C.	Assumptions/Reliance

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.

with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.

the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.

the status of the Corporation as an existing corporation under the laws of the Province of British Columbia disclosed in the Certificate of Good Standing is accurate and continues to be accurate as of the date hereof;

Page 3	dentons.com

4.	the Officer’s Certificate is accurate and continues to be accurate on the date hereof;

5.	that the Warrant Agreements have been duly authorized, executed and delivered by each party thereto, other than the Corporation;

6.

that the Warrant Agreements have been duly executed and delivered by the Corporation in compliance with the laws of the jurisdiction where execution and delivery actually occurred, if other than British Columbia;

7.	that the Warrant Agreements each constitute a legal, valid and binding obligation of each party thereto, other than the Corporation, enforceable against it in accordance with its terms;

8.

that if any obligation under the Warrant Agreements is required to be performed in any jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction;

9.

all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained; and

10.

the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the Constating Documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors.

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

D.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Warrant Shares have been authorized for issuance and when issued in compliance with the provisions of the Warrant Agreements, including the receipt by the Corporation of any exercise price of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable Class B Shares in the capital of the Corporation.

E.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid, and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor.

Page 4	dentons.com

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Very truly yours,

Dentons Canada LLP